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                          Oklahoma Gas and Electric Company
                                   S E C Method of
                          Ratio of Earnings to Fixed Charges



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                                        Year Ended          Year Ended          Year Ended
                                       Dec 31, 1992        Dec 31, 1993        Dec 31, 1994
                                       ----------------------------------------------------
    Earnings:

     Net Income                        $ 88,293,000        $104,730,000        $113,795,000

    Plus Income Taxes:
         Federal & State Income Taxes    51,462,000          64,646,000          47,841,000
         Federal & State Deferred Taxes   2,784,000           3,268,000          25,312,000
         Investment Tax Credit           (5,465,000)         (5,150,000)         (5,150,000)
         Taxes (below the line)          (1,006,000)           (538,000)            203,000
    Plus Fixed Charges                   70,040,260          71,764,921          69,182,293

           Total Earnings              $206,108,260        $238,720,921        $251,183,293

    Fixed Charges:

         Long-term debt interest expense
          and related amortization       62,137,000          61,397,000          61,226,000
         Other interest expense           6,293,000           9,431,000           7,197,000
         Calculated interest on
          leased property                 1,610,260             936,921             759,293

           Total Fixed Charges         $ 70,040,260        $ 71,764,921        $ 69,182,293

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Ratio of Earnings to Fixed Charges             2.94                3.33                3.63
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                                        Year Ended          Year Ended         Year Ended
                                       Dec 31, 1995        Dec 31, 1996      March 31, 1997
                                       ----------------------------------------------------

    Earnings:

     Net Income                        $112,544,000        $116,869,000        $116,947,000

    Plus Income Taxes:
         Federal & State Income Taxes    72,800,000          73,171,000          72,333,000
         Federal & State Deferred Taxes  (2,335,000)          2,156,000           2,754,000
         Investment Tax Credit           (5,150,000)         (5,150,000)         (5,150,000)
         Taxes (below the line)           1,436,000            (515,000)           (184,000)
    Plus Fixed Charges                   72,434,118          60,971,574          60,513,574

           Total Earnings              $251,729,118        $247,502,574        $247,213,574

    Fixed Charges:

         Long-term debt interest expense
          and related amortization       63,970,000          54,141,000          53,926,000
         Other interest expense           7,999,000           6,134,000           5,891,000
         Calculated interest on
          leased property                   465,118             696,574             696,574

           Total Fixed Charges         $ 72,434,118        $ 60,971,574        $ 60,513,574

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Ratio of Earnings to Fixed Charges             3.48                4.06                4.09
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